Exhibit 8.1

November 22, 2006

This opinion is not intended or written to be used, and cannot be used by any person, for the purpose of avoiding United States federal tax penalties, and was written to support the promotion or marketing of the transaction. Each addressee should seek advice based on such person's particular circumstances from an independent tax advisor.

The Addressees listed on
Schedule I, attached hereto

Re:    Turquoise Card Backed Securities plc

Ladies and Gentlemen:

We have acted as special US tax counsel to HSBC Bank plc, as sponsor (the ‘‘Sponsor’’), and Turquoise Card Backed Securities plc (the ‘‘Issuer’’), a public limited liability company which was incorporated as a special purpose vehicle for the issue of asset backed securities in England and Wales, in connection with the issuance by the Issuer of $660,000,000 Class A Notes due October 17, 2011 (the ‘‘Class A Notes’’), $41,250,000 Class B Notes due October 17, 2011 (the ‘‘Class B Notes’’), and $48,750,000 Class C Notes due October 17, 2011 (the ‘‘Class C Notes’’ and, together with the Class A Notes and the Class B Notes, the ‘‘Notes’’). The Notes are to be issued pursuant to, to be constituted by, and to have the benefits of, a Trust Deed, dated May 23, 2006 (the ‘‘Trust Deed’’), as amended and restated from time to time, between, among others, the Issuer and The Law Debenture Company of New York, as Note Trustee (the ‘‘Note Trustee’’). Capitalized terms used and not defined herein have the respective meanings specified in the base prospectus dated October 30, 2006 included with the Registration Statement (the ‘‘Base Prospectus’’), together with a prospectus supplement/final terms dated November 15, 2006 (the ‘‘Prospectus Supplement’’ and, collectively with the Prospectus, the ‘‘Prospectus’’) filed with the United States Securities and Exchange Commission on November 15, 2006.

In rendering the opinions expressed below, we have examined original or copies, certified or otherwise authenticated to our satisfaction of the following documents:

(a)	the Note Trust Deed;

(b)	the Master Framework Agreement;

(c)	the Base Prospectus;

(d)	the Prospectus Supplement;

(e)	the Receivables Securitisation Deed;

(f)	the RTDSA and 2006-2 supplement to the RTDSA;

(g)	the expenses loan agreement;

(h)	the Security Trust Deed and the 2006-2 Loan Note Supplement;

(i)	the Trust Deed; and

(j)	the 2006-2 Trust Deed Supplement.

The items listed in clauses (a) through (j) above are sometimes referred to herein individually as a ‘‘Document’’ and collectively as the ‘‘Documents’’.

As to the facts upon which this opinion is based, we have relied upon the representations, warranties and covenants and other agreements of the various parties contained in the Documents. We have also relied on the certificate of HSBC Bank plc regarding the present value of the excess spread. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies and the authenticity of the originals of such copies.

In rendering the opinions expressed herein, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents and other instruments as we have deemed necessary or appropriate for the purposes of the opinions set forth herein. We have assumed the due authorization, execution and delivery of each of the Documents by each of the parties thereto, and the due authentication of the Notes by the Note Trustee. We have further assumed that each of the Documents constitutes the legal, valid and binding obligation of each party thereto, and that each party to each Document has performed its obligations under each such Document and has complied with all requirements of law applicable to it in connection with each such Document.

In rendering the opinions expressed herein, we have reviewed the applicable provisions of the United States Internal Revenue Code of 1986, as amended (the ‘‘Code’’); final, temporary and proposed Treasury Regulations promulgated thereunder; published revenue rulings and other administrative guidance of the Internal Revenue Service; and relevant case law, all as in effect as of the date hereof; and such other materials as we considered relevant. All of the foregoing are subject to change or differing interpretation and any such change or interpretation could apply retroactively and could affect the continued validity of the opinions set forth below.

On the basis of the foregoing and in reliance thereon and on our consideration of such other matters of fact and questions of law as we have deemed relevant in the circumstances, and subject to the limitations, assumptions, exceptions and qualifications set forth herein, we are of the opinion that:

1. The statements in the Base Prospectus under the heading ‘‘Material United States Federal Income Tax Consequences’’, to the extent they constitute matters of law or legal conclusions with respect thereto, are correct in all material respects.

2. Although the matter is not free from doubt due to the lack of governing authority and the highly factual nature of the analysis, based upon the contemplated activities and certain covenants of each of the Receivables Trustee, the Loan Note Issuer and the Issuer, none of the Receivables Trustee, the Loan Note Issuer or the Issuer will be treated as engaged in a US trade or business within the United States for US federal income tax purposes and therefore, none of these entities will be subject to United States federal income tax on their net income.

3. Although there is no directly governing authority addressing the classification of securities similar to the Notes, the Class A Notes, the Class B Notes and the Class C Notes will be treated as debt for US federal income tax purposes.

The foregoing opinions are not binding on the Internal Revenue Service and no ruling with respect to any of the issues raised by such opinions has been requested from the Internal Revenue Service. No assurance can be given that these opinions will not be challenged by the Internal Revenue Service or sustained by a court.

The opinions set forth herein are limited to those matters expressly covered; no opinion is to be implied in respect of any other matter, including the application of the United States securities laws. In particular, no view is expressed as to the liability of the Issuer for any tax imposed by any jurisdiction other than the United States federal government, including, without limitation, any tax imposed by any state, the District of Columbia or any other taxing jurisdiction within the United States. The opinions set forth herein are as of the date hereof and we disclaim any undertaking to update this letter or otherwise advise you as to any changes of law or fact that may hereinafter be brought to our attention. We express no opinion as to the laws of any jurisdiction other than the United States. This letter is furnished by us to you for your benefit and may not be relied upon by anyone else without our prior written consent having been obtained in each instance.

Very truly yours,

/s/  CLIFFORD CHANCE US LLP

Schedule I

Schedule A
HSBC Bank plc, as Dealer and Arranger
8 Canada Square
London E14 5HQ

HSBC Securities (USA) Inc.
Banc of America Securities LLC
J.P. Morgan Securities Inc.,
as Dealers
c/o HSBC Bank plc
8 Canada Square
London E14 5HQ

Law Debenture Trust Company of New York,
as Note Trustee and Security Trustee
767 Third Avenue, 31st Floor
New York, NY 10017

Turquoise Card Backed Securities plc, as Issuer
c/o Wilmington Trust SP Services (London) Limited
Tower 42 (Level 11)
International Financial Center
25 Old Broad Street
London EC2N 1HQ

Turquoise Funding 1 Limited, as Loan Note Issuer
26 New Street
St. Helier, JE2 3RA
Channel Islands

Turquoise Receivables Trustee Limited, as Receivables Trustee
26 New Street
St. Helier
Jersey, JE4 3RA
Channel Islands

HSBC Bank plc, as Transferor
8 Canada Square
London E14 5HQ